FOR IMMEDIATE RELEASE Thursday, October 16, 2008

Media General Reports September 2008 Revenues

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today released its monthly revenues report for September 2008. Total company revenues of $59.7 million compared with $69.3 million in September 2007. The year-over-year decrease of 13.9 percent was primarily attributable to lower Publishing Division revenues, reflecting continued weak newspaper advertising. Strong Political advertising in the Broadcast Division partially offset lower Local and National time sales. In the Interactive Media Division, revenues grew 8.1 percent, due to higher Local advertising and revenues from DealTaker.com.

Publishing Division

Publishing Division revenues declined 19.1 percent in September. Excluding Florida, where revenues decreased 28.3 percent, Publishing Division total revenues in September were down 14.8 percent. Revenues in Virginia and North Carolina decreased 16.5 percent and 15.2 percent, respectively. The opening of several new department stores in Alabama in 2008 helped to hold the overall decline in this market to 7.6 percent. In South Carolina, where revenues declined 6.4 percent, advertising from a weekly newspaper acquired earlier this year helped to partially offset a total spending decline.

Classified advertising revenues decreased $4.8 million, or 35 percent, reflecting reductions in all markets, particularly in Tampa and Richmond. For the company’s three metro markets combined, employment revenues decreased 49.7 percent, real estate advertising revenues decreased 46.7 percent, and automotive revenues declined 41.5 percent.

Retail advertising revenues declined $2.4 million, or 14.3 percent, mostly due to lower spending in the Tampa market across many key categories. National advertising revenues decreased $570,000, or 19.1 percent, as a result of lower financial, telecommunications and travel advertising in the Tampa market.

Circulation revenues increased $210,000, or 4.2 percent, reflecting Daily single-copy and home-delivery price increases in a number of markets. Effective September 1, the majority of Media General’s newspapers increased the Daily single-copy price.

Broadcast Division

Broadcast gross time sales decreased $2.2 million, or 8 percent, as a result of lower Local and National time sales, partially offset by higher-than-expected Political advertising revenues of $4 million. Broadcast transactional advertising continues to be weaker than previously expected, particularly from the depressed economy in Tampa.

Political revenues increased by $3.2 million and were driven by presidential campaign and issue spending in Florida, Ohio, North Carolina, Mississippi, Tennessee and Virginia, and U.S. Congressional races in Ohio, Mississippi, Georgia, Virginia and South Carolina.

Local time sales decreased $2 million, or 11.8 percent, primarily due to lower automotive, furniture, and department store advertising, partially offset by higher spending in the medical category. National time sales declined $3.5 million, or 33.3 percent, predominantly reflecting lower automotive and telecommunications advertising.

Interactive Media Division

In the Interactive Media Division, revenues rose 8.1 percent, driven by an 18.7 percent increase in Local advertising. Local advertising rose due to increased focus on sales initiatives, including staffing and training.

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National/Regional advertising declined 22.3 percent, mostly as result of reduced spending in Florida. While online Classified advertising decreased 17.5 percent overall, the division generated an increase in employment liner advertising through its participation in the Yahoo!HotJobs partnership.

In the advertising services group, DealTaker.com, the new online shopping and coupon service, generated strong revenues. Blockdot’s advergaming revenues improved nominally compared with last year as a result of the completion of new customer projects.

Media General’s online audience growth continued in September, driven by continuous news and many new offerings on the company’s sites. Page views were up 17.9 percent, visitor sessions increased 27.9 percent and unique visitors rose 37.8 percent.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States.  Media General publishes 24 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 19 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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MEDIA GENERAL, INC.
Revenues and Page Views

	September			Year-to-Date
	2008	2007	% Change	2008	2007	% Change

Revenues (000)
Publishing	$32,628	$40,318	(19.1)%	$332,142	$397,843	(16.5)%
Broadcast	24,355	26,646	(8.6)%	237,207	244,330	(2.9)%
Interactive Media	3,216	2,975	8.1%	28,599	26,730	7.0%
Eliminations	(535)	(610)	12.3%	(4,899)	(5,117)	4.3%
Total Revenues	$59,664	$69,329	(13.9)%	$593,049	$663,786	(10.7)%

Discontinued Operations[1]	$832	$3,384	(75.4)%	$19,845	$28,207	(29.6)%

Selected Publishing Revenues by Category (000)

Classified	$9,024	$13,873	(35.0)%	$99,340	$142,005	(30.0)%
Retail	14,299	16,690	(14.3)%	145,660	161,568	(9.8)%
National	2,422	2,995	(19.1)%	23,012	28,810	(20.1)%
Other	539	588	(8.3)%	4,432	4,703	(5.8)%
Total Advertising	$26,284	$34,146	(23.0)%	$272,444	$337,086	(19.2)%

Circulation	$5,167	$4,961	4.2%	$47,636	$48,995	(2.8)%

Broadcast Time Sales (gross) (000)
Local	$14,795	$16,777	(11.8)%	$151,113	$154,726	(2.3)%
National	6,941	10,413	(33.3)%	80,093	96,274	(16.8)%
Political	4,035	811	---	14,721	2,666	---
Total Time Sales	$25,771	$28,001	(8.0)%	$245,927	$253,666	(3.1)%

Online Total Page Views (000)
Total Web Sites	61,104	51,848	17.9%	571,548	513,449	11.3%
(Excluding Advertising Services
and Discontinued Operations)

Notes: All data are subject to later adjustment.
1 Discontinued operations include the following TV Stations: WMBB in Panama City, Florida; KALB/NALB in Alexandria, Louisiana; WNEG in Toccoa, Georgia; WTVQ in Lexington, Kentucky and WCWJ in Jacksonville, Florida.

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